  Exhibit 10.3

SUPPLY AGREEMENT

This Supply Agreement ("Agreement") is entered into as of November 20th, 2019 (the "Effective Date") between Canntab Therapeutics USA (Florida), Inc., a Florida corporation (to be incorporated), located at ____________ ("Buyer"), and EXACTUS, INC., a Nevada corporation, located at 80 NE 4th Ave, Delray Beach, FL 33483 ("Supplier").

WHEREAS, Supplier is a producer of Hemp-derived cannabinoid ingredients ("Hemp Extracts");

WHEREAS, Buyer is in the business of manufacturing tablets using Hemp Extracts; and

WHEREAS, Buyer is desirous of purchasing Hemp Extracts from the Supplier and the Supplier is desirous of selling the Hemp Extracts to the Buyer;

NOW THEREFORE, in consideration of the foregoing, the parties agree as follows:

1. Recitals. The Recitals are incorporated herein by reference.

2. Scope. This Agreement sets forth the terms and conditions under which Supplier will supply Hemp Extracts to Buyer, in accordance with the specifications delivered by Buyer to Suppliers. Purchases under this Agreement shall be made with Purchase Orders (defined in Section 3F below) issued by Buyer to Supplier. Supplier shall be liable under this Agreement to produce the amounts set forth in all accepted Purchase Orders. All purchases made by Buyer through Purchase Orders shall be subject to this Agreement.

3. Purchase Terms.

A.               Pricing. The initial price for Hemp Extracts shall, at all times during the Term, be at Tier 1 pricing levels of Supplier with the initial pricing as set forth in Exhibit 1 which must be competitive with market prices for similar Hemp Extracts. Notwithstanding any other provision of this Agreement, in the event for any reason the Supplier is unable to meet the production requirements of Buyer, the Supplier agrees to source the required supply of Hemp Extracts from third parties to be delivered to Buyer at fair market prices. Alternatively, the Buyer will have the right to purchase oil from alternate suppliers. In such event that Supplier needs to source Hemp Extracts from third parties to meet the requirements of Buyer, such event shall not modify the exclusive nature of this Agreement.

B.              Exclusivity. Buyer agrees that, for the Initial Term or any Renewal Term(s) of this Agreement, Buyer will purchase the Hemp Extracts from Supplier provided that Supplier’s pricing for Hemp Extracts is competitive with other supplies of the same quality of Hemp Extracts and subject to the terms and conditions set forth herein. Nothing contained in this Agreement shall prohibit Supplier from selling any of its Hemp Extracts to any third parties.

C.                Forecasts. Buyer may provide Supplier with a non-binding, rolling 12 month forecast or blanket purchase order for the estimated quantities of Hemp Extracts that Buyer anticipates purchasing ("Forecast") in order to ensure an uninterrupted supply to meet demand. Any forecast or blanket purchase order provided by Buyer shall be clearly labeled with the word "forecast" or any other similar terms that identify the document as a forecast instead of a firm purchase commitment. Supplier agrees to work with Buyer to meet forecasted amounts and to accommodate fluctuations in the Forecast. The Forecasts shall represent reasonable estimates for planning purposes only and will not obligate Buyer in any way. However, if at any time Buyer is aware of a change or a short fall in the Forecast, it will immediately notify the Supplier in writing of such deviation. The parties acknowledge that any such forecast or blanket purchase order shall be considered as a non-binding purchase commitment unless otherwise specified within the terms and conditions of said blanket purchase order. If Buyer requests a quantity of a Hemp Extracts in excess of the forecasted quantity, Supplier shall use commercially reasonable efforts to accommodate such request. In the event Supplier's commercially reasonable efforts to accommodate Buyer's request would require additional fees, Supplier shall promptly advise the Buyer of any and all anticipated additional fees (including labor overtime, material expedite fees and/or expedite shipping fees) for Buyer's consideration and written approval. Upon written approval by Buyer, Supplier shall proceed to accommodate Buyer's request, and the approved additional fees shall be itemized as a separate line item on the Supplier's invoice.

E.              Purchase Orders. Supplier shall deliver Hemp Extracts in accordance with the quantities, delivery dates, and delivery location specified in written and signed purchase orders delivered by Buyer or its affiliates ("Purchase Orders"). Supplier shall use commercially reasonable efforts to deliver Hemp Extracts to Buyer based upon the delivery dates set forth in any Purchase Order. Buyer shall have the right to cancel any unshipped portion of a Purchase Order, in whole or in part, at any time until shipment, in which event Buyer shall be liable to Supplier for the actual amount of Supplier's reasonable costs incurred in contemplation of performance of the canceled portion, less any amount saved by Supplier as a result of such cancellation.

F.              Packing and Shipping: All Hemp Extracts shall be packaged, marked and otherwise prepared in accordance with good commercial practices and all applicable state and federal laws of the United States and Buyer's written instructions that are included on any Purchase Orders, if any. Upon Buyer's written request which shall be included in the Purchase Order, the Supplier will include a material safety data sheet (MSDS) and/or certificate of analysis with each shipment. In the event the Buyer’s manufacturing of its CBD tablets is not occurring at Supplier’s premises, then Supplier shall ship the Hemp Extracts by shipping agents designated by Buyer, FOB Buyer's designated location. Buyer shall pay all shipping costs in such event.

G.              Risk of loss: Risk of loss and damage to the Hemp Extracts shall remain with the Supplier until delivery to Buyer, FOB Buyer’s designated location. The risk of loss shall pass to Buyer upon delivery of the Hemp Extracts to Buyer at Buyer’s designated location.

4.
Supplier's Obligations and Representations.

A.              Performance & Savings Reviews. The parties shall conduct regular meetings in person at a mutually convenient location or via video conferencing means to discuss and review the following: (i) delivery, service and quality performance evaluation; (ii) continuous improvement goals and objectives; (iii) market conditions and forecasts; (iv) future budgeting; and (v) business growth opportunities. Buyer reserves the right to audit Supplier, at its sole expense, to ensure compliance to pricing and other provisions of this Agreement with at least 3 business days prior notice, at the Supplier's facility. During such audit, the Buyer shall at all times comply with the Suppliers' policies in relation to entrance and access to the manufacturing facility, including but not limited to health &safety and security requirements and policies of the Supplier.

B.              Notification Requirement. If, for any reason, with the exception of an event of force majeure, at any time, Supplier shall refuse or be unable, or should reasonably anticipate being unable to deliver any part or all of the Hemp Extracts in accordance with the terms hereof, Supplier shall verbally notify Buyer of such refusal or inability at the earliest possible time and immediately confirm such notification in writing. Such notification shall not be deemed to operate as a release of Supplier from its obligations under a Purchase Order, Buyer shall have the right to replace, modify and/or cancel any delayed open Purchase Orders free from liability to Supplier.

C.               Records. Supplier shall provide Buyer with complete and accurate copies of any quality control documents maintained by Supplier for Hemp Extracts, including any raw material procurement and/or testing documents, upon Buyer's written request.

D.               Supplier’s Representations and Warranties. Supplier represents and warrants to Buyer as follows:

(a)
Supplier shall deliver to Buyer good and merchantable title to the Product.
(b)
Supplier represents and warrants to the Buyer that the execution and delivery of this Agreement by and the performance by the obligations hereunder, will not conflict with or result in any breach or violation of any of the provisions of or constitute a default under any indenture, mortgage, charter instrument, bylaw or other agreement or instrument to which it is a party or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required.
(c)
Supplier represents that it has obtained all necessary licenses necessary to make the deliveries required hereunder. It is Supplier’s sole responsibility to obtain all necessary permits required to effectuate the terms and conditions of this agreement.
(d)
The representations, warranties and indemnities contained herein will survive the termination of this Agreement.

5.
Term; Termination.

The term of the contract is for two (2) years (the “Initial Term”). Without prejudice to the above, this Agreement can at any time be terminated (i) by either party in case of a material breach of this Agreement, upon written notice by the non-defaulting party to the breaching party providing specific description of any such breach and then providing the breaching party with a 30 period to cure; (ii) upon mutual agreement of the parties; (iii) automatically at the end of the Term, which Term will be renewed automatically for additional two year periods unless either party provides written notice to the other party of its intent to terminate this Agreement at least 60 days prior to the end of the Term.

6.
Quality Assurance.

A.           Specifications. "Specification(s)" means written specifications or designs provided by Buyer. Collectively, the Buyer's Specifications and Supplier's Specifications may be referred to as the "Specifications". The Hemp Extracts shall comply with all applicable laws and regulations and conform to the Specifications. No change in the Specifications shall be made by the other party except with prior written approval of the party providing the Specification. Any changes that affect form, fit or function of the Hemp Extracts will be reflected in updated Purchase Orders. Supplier shall not ship any Hemp Extracts that have had such changes made until new Purchase Orders have been issued.

B.          Raw Materials. Supplier agrees to maintain all documentation/records regarding its procurement of all raw materials ("Materials") for a period of 5 years. Supplier shall not amend, change or supplement any of the following without Buyer's prior written consent: (i) the Specifications; (ii) the Materials; or (iii) the process for manufacturing the Hemp Extracts. Any change in any of the foregoing shall, in each case, comply with all applicable laws, regulations and agency requirements. In the event that Supplier desires to change any of the foregoing, Supplier agrees to immediately notify Buyer of such change in writing, and if Buyer agrees to such change, Supplier shall be responsible, at its sole expense, for ensuring that all Hemp Extracts manufactured following such change strictly conform to the change in Specifications, Materials or the manufacturing process.

C.         Inspection. All Hemp Extracts shall be received subject to Buyer's right of inspection and rejection. Defective Hemp Extracts or Hemp Extracts not in strict conformance with a Purchase Order or Supplier's and Buyer’s specifications, will be held for receipt of instructions, at Supplier's risk, and if Supplier so directs, will be returned, at Supplier's expense. If Buyer does not receive such written instructions within 45 days of Buyer's request therefore, Buyer may, without liability or any financial obligation to Supplier, sell, transfer or otherwise legally dispose of the Hemp Extracts, in any way that Buyer deems appropriate. Buyer may, by written notice to Supplier, and without limiting any other remedies available to Buyer under applicable law, demand replacement or correction of rejected Hemp Extracts. Payment for Hemp Extracts on a Purchase Order prior to inspection shall not constitute acceptance thereof or a waiver of a breach of warranty and is without prejudice to any claim(s) of Buyer. Supplier shall inspect all Hemp Extracts prior to shipment to ensure conformance with all Specifications and requirements of a Purchase Order.

D.         Audit. Buyer reserves the right to audit Supplier's facilities, as Buyer deems necessary, subject to the following conditions: (a) Buyer shall be entitled to conduct only one audit per year unless: (i) otherwise agreed in writing; (ii) there is a significant or recurrent quality control issues with the Hemp Extracts as determined in Buyer’s sole discretion; (ii) and/or Buyer can demonstrate that Supplier has materially breached this Agreement; (b) Buyer audits shall be conducted only upon at least 3 business days' advance written notice of the audit is provided by Buyer and conducted within working hours ; (c) all information gathered and data reviewed or exposed to the officers/employees of the Buyer during any such audit shall be "Confidential Information" and shall be treated as such in accordance with the provisions of this Agreement; and (d) the scope of each such audit shall include the systems and processes related to the quality, production and delivery of the Hemp Extracts under this Agreement and all documentation, data, and other records relating thereto, including, without limitation, records and data relating to raw materials used to manufacture the Hemp Extracts. Supplier shall cooperate with Buyer in the performance of such audit. If Supplier does not cooperate with the Buyer or is not prepared to host the audit arranged by the Buyer, then Supplier shall reimburse Buyer for all costs incurred by Buyer associated with the audit including travel, lodging and other expenses that the Buyer had incurred at Supplier's facility. Observations and conclusions of an audit will be issued to, and promptly discussed with Supplier and Supplier shall take into consideration such representations, but shall not be obliged to implement them unless such representation is in relation to a breach of the Specifications, requirements, obligations or manufacturing qualities under this Agreement.

E.               Records Retention. Supplier agrees to maintain complete and accurate books and records regarding all matters hereunder including Supplier's specifications, raw material procurement and/or testing documents related to the Hemp Extracts, as well as Supplier's production and other compliance with its obligations under this Agreement. All such documents must be maintained for a minimum of 5 years beyond the termination or expiration of this Agreement. (the "Retention Period"); provided, however, that in the event of any dispute arising with respect to this Agreement, or in the event of any claim, demand or lawsuit by Buyer or any third party with respect to any Product produced by Supplier under this Agreement, the Retention Period shall last until the resolution of the dispute becomes final and non-appealable and all obligations of the Parties are fully satisfied.

7.           Warranties. Except for warranties related to providing the Hemp Extracts in conformance with the Specifications of the Buyer, the Supplier shall provide no other warranties, express or implied to Buyer.

8.            Confidential Information. The terms of this Agreement and any information or items marked confidential or identified as confidential by written notice to the receiving Party under or relating to this Agreement, including but not limited to information concerning the information related to either party such the business, formulas, pricing, financial information, research data, sales and marketing information, customer lists, supplier lists, Buyer's Specifications, the Purchase Orders, the Forecast, the reports and any financial or manufacturing and technical information provided by the Supplier to the Buyer shall be treated as confidential information ("Confidential Information"). The receiving Party hereby undertakes (i) to hold and keep in confidence any and all such Confidential Information and not to disclose the Confidential Information or any part thereof to any third party except to only such of their directors, officers, employees and advisers (collectively, "Representatives" and each a "Representative") whose duties require them to possess or consider the Confidential Information and strictly on a "need to know" basis; and who shall prior to such disclosure agree to keep such information confidential and be bound by this Agreement; (ii) to use the same degree of precaution as it would use to protect its own confidential information of like importance but in no event less than reasonable care; (iii) not to use the Confidential Information, in whole or in part, for any purpose other than to complete the obligations under this Agreement; and (iv) not to use the Confidential Information in a manner directly or indirectly causing damages to the other party or use the Confidential Information to gain commercial benefit to itself. Provided, however, that Confidential Information shall not include information that (i) is already in, or subsequently comes into, the public domain other than through a violation of this Agreement, (ii) is received by the non-disclosing Party on a non-confidential basis from a source which is not prohibited from disclosing such information pursuant to any legal, contractual or fiduciary obligation to the disclosing Party, (iii) was already known by the receiving Party, as established by written documentation only, at the time of receipt from the disclosing Party, or (iv) is independently developed or (v) ordered to be disclosed by a competent court or a regulatory or public body. In such event, the receiving Party shall, where permitted under the relevant jurisdiction, immediately inform the disclosing Party so that the disclosing Party is given the opportunity to object to such disclosure in due time. Should any such objection by the disclosing Party be unsuccessful or should the disclosing Party decide not to object to any such disclosure, the receiving Party or its Representative so obligated or requested to disclose the Confidential Information may disclose only such Confidential Information to the extent required by the relevant court order or governmental or regulatory authority. Upon the expiration or early termination of this Agreement, each party shall return or destroy, and certify to such destruction of, all confidential information of the other Party. The covenants contained in this Section shall survive the termination of this Agreement regardless of the cause of the termination.

9. Guaranty of Supply. In the event the Supplier is unable or otherwise fails or will fail, for any reason (including an event of force majeure) to supply the Hemp Extracts in accordance with the quantities and/or delivery dates specified by Buyer in a Purchase Order, the Supplier shall promptly inform Buyer verbally with a confirmation in writing. If Supplier is able to supply some but not all of Buyer's orders for the Hemp Extracts, then Supplier shall supply such partial quantities of the Hemp Extracts. Supplier will use commercially reasonable efforts to source Hemp Extracts from third parties to be delivered to Buyer, provided such Hemp Extracts conforms to the Buyer’s Specifications. Alternatively, Buyer may elect and shall have the sole right to obtain Hemp Extracts itself from another supplier. If Supplier is unable to provide any replacement Hemp Extracts or if Buyer elects to obtain Hemp Extracts from a different supplier but only to the extent of fulfilling the Purchase Order for which Supplier was unable to meet the Purchase Order requirements. In such event, this Agreement shall remain in full force and effect and the Supplier shall not be liable to the Buyer for any additional costs, damages or fees of any kind in connection with the Buyer seeking an alternative source of supply.

10. Limitation of Liability. UNDER NO CIRCUMSTANCES SHALL THE PARTIES BE OBLIGATED TO ONE ANOTHER FOR PUNITIVE DAMAGES.

11.       Miscellaneous.

A.           Assignment and Relationship of the Parties. The Parties may not assign or subcontract this Agreement to a third party unless both parties have agreed to such assignment or subcontracting in a writing signed by an authorized representative. Supplier may not subcontract any of its obligations under this Agreement without Buyer's prior written approval. The parties are acting in performance of this Agreement as independent contractors. Neither Party shall have the power or authority to bind or obligate the other Party.

B.           Entire Agreement; Severability. This Agreement and the Exhibits attached hereto and made a part hereof constitute the entire understanding of the Parties with respect to the subject matter hereof, superseding any and all previous understandings, contracts and agreements, written and oral This Agreement may only be waived, modified, or amended in a writing signed by the Parties. The terms of this Agreement shall prevail over the terms of any other documents or agreement between the parties, including without limitation, any pre-printed terms in Supplier's invoices or the Purchase Orders or other Product documentation. If any portion of this Agreement is held to be unenforceable, the unenforceable portion must be construed as nearly as possible to reflect the original intent of the Parties, the remaining portions remain in full force and effect, and the unenforceable portion remains enforceable in all other contexts and jurisdictions.

C.  Notices. Unless otherwise specified herein, all notices under this Agreement shall be in writing, and shall be effective when sent by fax, electronic mail or Certified Mail, postage prepaid via a reputable courier company, to the Parties' address as first written above. Each Party may change its address which will be notified in writing to the other Party.

D.  No Waiver. Any waiver by either Party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of that or any other provision of this Agreement. Any waiver must be in writing. Failure by either Party to insist upon strict adherence to any provision of this Agreement on one or more occasions will not deprive such Party of the right to insist upon strict adherence to that or any other provision of this Agreement. No remedy herein provided shall be deemed exclusive of any other remedy allowed by law or in equity.

12. Intellectual Property. During the Term, Supplier hereby grants a non-exclusive, non-sublicensable, non-transferable perpetual, no royalty license to use any and all trademarks, logos or other intellectual property in connection with the Supplier’s Hemp Extracts.

13. Supplier's IP. All intellectual property rights arising from or in relation to the Hemp Extracts, its manufacture or production, and any other property furnished to the Buyer by the Supplier, shall be (i) the property of the Supplier, and (ii) can only be used within the scope of the license provided by the Supplier to the Buyer under the terms of this Agreement.

14. Force Majeure. Neither party shall be liable or deemed to be in default for any delay, interruption, or failure in performance under this Agreement resulting from the following events: acts of God, acts of civil or military authority; acts of the public enemy; war; accidents, fires, explosions, power surges, earthquakes, floods, or unusually severe weather; strikes or labor disputes; delays in transportation or delivery outside the reasonable control of the affected party; epidemics; and any similar event beyond the affected party's reasonable control ("Force Majeure Event"), but only to the extent the work of the party to be performed is affected by said Force Majeure Event.

15. Governing Law and Venue. This Agreement, the entire relationship between Buyer and Supplier, and any litigation or other legal proceeding between the parties shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to its choice of law rules. Any lawsuits or other proceedings arising out of this Agreement shall be brought in the state or federal courts located in Palm Beach County, Florida.

16. Modification. Except as otherwise provided in this document, this Agreement may be modified, superseded, or voided only upon the written and signed agreement of the parties. Further, the physical destruction or loss of this document shall not be construed as a modification or termination of this Agreement.

17.              Rules of Construction. The parties acknowledge that each party has read and negotiated the language used in this Agreement. The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Agreement. Headings. The headings in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.
           18. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original but all of which when taken together shall constitute but one Agreement. This Agreement shall become effective when it has been executed by both of the Parties. Delivery of an executed signature page of this Agreement by facsimile transmission or by electronic messaging system shall be effective as delivery of a manually executed counterpart hereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized officers on the Effective Date.

SUPPLIER:
EXACTUS, INC.

By: /s/ Emiliano Aloi
Emiliano Aloi, CEO

BUYER:
Canntab Therapeutics USA, Inc.

By: /s/ Jeff Renwick
Jeff Renwick, CEO

EXHIBIT 1

Hemp Extracts Specifications and Pricing

Ingredient	CBD Content	THC Content	Form	Unit	$/Unit
CBD Isolate	>99.5%	n/a	Crystalline powder	1Kg	$ 3,650.00
CBD FS Distillate	75%-85%	1%-2%	Oil	1L	$ 4,400.00
CBD THC-Free Distillate	>80%	n/a	Oil	1L	$ 5,500.00
CBD FS WS Emulsion	~10%	<0.3%	Emulsified powder	1Kg	$ 1,100.00